News Release

Investor Contact:

Niels Christensen, 215-986-6651
Niels.Christensen@unisys.com


Media Contact:

Jim Kerr, 215-986-5795
Jim.Kerr@unisys.com



UNISYS ANNOUNCES SECOND-QUARTER 2015 FINANCIAL RESULTS

* Revenue of $765 million: Down 5 percent year over year; Up 4 percent in constant currency(1)
* Diluted loss per share of $1.17 vs diluted loss per share of $0.24 in 2Q 2014; Reflects charge of $0.97 per share related to the first phase of the previously announced cost reduction actions
* Non-GAAP diluted earnings per share(2) of $0.33 vs $0.11 in 2Q 2014

BLUE BELL, Pa., July 23, 2015 - Unisys Corporation (NYSE: UIS) today reported a second-quarter 2015 net loss of $58.2 million, or $1.17 per diluted share, which included cost reduction charges of $48.6 million and $25.9 million of pension expense. In the second quarter of 2014, the company reported a net loss of $12.1 million, or $0.24 per diluted share, which included $17.9 million of pension expense. Excluding cost reduction charges and pension expense in both periods, the non-GAAP diluted earnings per share in the second quarter of 2015 increased to $0.33 from $0.11 in the second quarter of 2014.

Second-quarter 2015 revenue declined 5 percent to $765 million from $806 million in the year-ago quarter. On a constant currency basis second-quarter 2015 revenue grew 4 percent.

"We were pleased to see solid revenue growth on a constant currency basis during the quarter," said Unisys President and CEO Peter Altabef. "We are aggressively implementing our new operating model to be a more nimble, focused and responsive company that anticipates and rapidly responds to market opportunities globally."

The company is implementing organizational initiatives designed to reduce its cost structure and rebalance the company's global skill set to take advantage of growth opportunities. These actions are estimated to generate annualized savings of approximately $200 million by the end of 2016. As previously announced, Unisys expects to recognize a pretax restructuring charge estimated at approximately $300 million over the next several quarters. The first of these charges, totaling $53 million, is reflected in the second quarter 2015 results.

SECOND-QUARTER COMPANY AND BUSINESS SEGMENT HIGHLIGHTS

Revenue from the Government sector, which represented 44 percent of the quarter's revenue, was up 3 percent and 10 percent on a constant currency basis. Government sector revenue was driven by strong performance from the U.S. Federal government group which grew 32 percent. Revenue from the Commercial sector was 34 percent of the quarter's revenue and declined 4 percent, but was up 8 percent on a constant currency basis. Revenue from the Financial Services sector was 22 percent of the quarter's revenue and declined 19 percent, down 11 percent on a constant currency basis.

Geographically, U.S. and Canada revenue rose 23 percent in the quarter. Revenue from the rest of the world declined 24 percent and 10 percent on a constant currency basis.

Second-quarter 2015 services revenue declined 6 percent from the prior-year quarter. On a constant currency basis, services revenue rose 3 percent led by growth in application services.

Second-quarter 2015 services orders decreased from year-ago levels due to lower orders for cloud and infrastructure services in the U.S. and Canada. Services backlog at June 30, 2015 was $4.4 billion compared to $4.8 billion at December 31, 2014 and $4.7 billion at June 30, 2014.

Second-quarter 2015 technology revenue was flat versus the prior-year quarter and increased by 10 percent on a constant currency basis.

The company reported an overall second-quarter 2015 gross profit margin of 16.3 percent compared with 20.5 percent in the year-ago quarter. This 420 basis point decline included 270 basis points related to the cost reduction charges and increased pension expense. The remaining 150 basis point decline included 90 basis points caused by currency fluctuations and 60 basis points that reflected lower services and technology margins explained below, partially offset by a higher percentage of our overall revenue coming from technology.

Second-quarter 2015 services gross profit margin decreased to 15.7 percent from 16.9 percent a year ago. This 120 basis point decline included 60 basis points related to negative currency fluctuations. The remaining 60 basis point reduction was attributable to higher transition costs in cloud and infrastructure services, partially offset by increased gross margins from the growth in application services.

Second-quarter 2015 technology gross profit margin decreased to 43.9 percent from 49.8 percent in the year-ago quarter. Currency fluctuations negatively affected technology gross margins by 430 basis points. The remaining 160 basis points decline reflected a higher proportion of revenue from non-proprietary technology.

Operating expenses (SG&A and R&D expenses) included $39.2 million of the cost reduction charges in the second quarter 2015. Excluding these charges, operating expenses declined 10 percent from the year-ago period, down 1 percent on a constant currency basis.

The company reported a second-quarter 2015 pretax loss of $50.8 million compared with pretax income of $11.0 million in the year-ago quarter. Excluding the cost reduction charges and pension expense in both periods, the company reported a non-GAAP pretax profit(3) of $28.2 million in the second quarter of 2015 compared with $28.9 million in the second quarter of 2014.

CASH FLOW AND BALANCE SHEET HIGHLIGHTS

Unisys generated $72.3 million in adjusted EBITDA(4) in the second quarter of 2015 compared to $76.9 million in the second quarter of 2014. The company used $21 million of cash from operations in the second quarter of 2015 including cost reduction payments of $13 million and pension contributions of $37 million. During the second quarter of 2014, cash from operations totaled $3 million including pension contributions of $48 million. Capital expenditures in the second quarter of 2015 were $54 million compared with $45 million in the year-ago quarter.

At June 30, 2015, the company reported a cash balance of $365 million and total debt of $256 million.

NON-GAAP INFORMATION

Unisys reports its results in accordance with Generally Accepted Accounting Principles (GAAP) in the United States. However, in an effort to provide investors with additional perspective regarding the company's results as determined by GAAP, the company also discusses, in its earnings press release and/or earnings presentation materials, non-GAAP information which management believes provides useful information to investors. Our management uses supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and assess operational alternatives. These non-GAAP measures may include constant currency, non-GAAP diluted earnings per share, non-GAAP pretax profit, and adjusted EBITDA.

Our non-GAAP measures are not intended to be considered in isolation or as substitutes for results determined in accordance with GAAP and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. (See GAAP to non-GAAP reconciliations attached.)

(1) Constant currency - The company refers to growth rates at constant currency or adjusting for currency so that the business results can be viewed without the impact of fluctuations in foreign currency exchange rates to facilitate comparisons of the company's business performance from one period to another. Constant currency for revenue is calculated by retranslating current and prior period results at a consistent rate. This approach is based on the pricing currency for each country which is typically the functional currency. Generally, when the dollar either strengthens or weakens against other currencies, the growth at constant currency rates will be higher or lower, respectively, than growth reported at actual exchange rates.

(2) Non-GAAP diluted earnings per share - Unisys recorded pension expense, net of tax, of $25.9 million and $17.9 million during the second quarters of 2015 and 2014, respectively. Unisys recorded a charge, net of tax, of $48.6 million in connection with cost reduction actions during the second quarter of 2015. In an effort to provide investors with a perspective on the company's earnings without these charges, they are excluded from the non-GAAP diluted earnings/loss per share calculations.

(3) Non-GAAP pretax profit - Unisys recorded pension expense of $26.4 million and $17.9 million during the second quarters of 2015 and 2014, respectively. Unisys recorded a pretax charge of $52.6 million in connection with cost reduction actions during the second quarter of 2015. In an effort to provide investors with a perspective on the company's profitability without these charges, they are excluded from the non-GAAP pretax profit/loss calculations.

(4) Adjusted EBITDA - Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is an approximate measure of a company's operating cash flow based on data from the company's income statement. EBITDA is calculated as earnings before the deduction of net income attributable to noncontrolling interests, other (income) expense, net, interest expense, taxes, depreciation, and amortization and non-cash share-based expense. Management believes this measure may be relevant to investors due to the level of fixed assets and related depreciation charges. This measure is also of interest to the company's creditors, since it provides a perspective on earnings available for interest payments. Unisys recorded pretax pension expense of $26.4 million and $17.9 million, respectively, during the second quarters of 2015 and 2014. During the second quarter of 2015, Unisys recorded a pretax charge of $52.6 million in connection with cost reduction actions. In order to provide investors with additional understanding of the company's operating results, these charges are excluded from the Adjusted EBITDA calculation.

CONFERENCE CALL

Unisys will hold a conference call today at 5:30 p.m. Eastern Time to discuss its results. The listen-only Webcast, as well as the accompanying presentation materials, can be accessed on the Unisys Investor Web site at www.unisys.com/investor. Following the call, an audio replay of the Webcast, and accompanying presentation materials, can be accessed through the same link.

ABOUT UNISYS

Unisys is a global information technology company that solves organizations' most pressing IT and business challenges. With more than 20,000 employees serving clients around the world, our offerings include cloud and infrastructure services, application services, business process outsourcing services, and high-end server technology. For more information, visit www.unisys.com.

Follow us on Twitter and LinkedIn.

FORWARD-LOOKING STATEMENTS

Any statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any projections of earnings, revenues, or other financial items; any statements of the company's plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward-looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Risks and uncertainties that could affect the company's future results include the company's ability to effectively anticipate and respond to volatility and rapid technological change in its industry; the company's ability to maintain and grow its technology business; the company's ability to improve margins in its services business; the company's ability to drive efficiencies across all of its operations; the company's ability to attract, motivate and retain experienced and knowledgeable personnel in key positions; the potential adverse effects of aggressive competition in the information services and technology marketplace; the company's ability to retain significant clients; the company's contracts may not be as profitable as expected or provide the expected level of revenues; cybersecurity breaches could result in significant costs and could harm the company's business and reputation; a significant disruption in the company's IT systems could adversely affect the company's business and reputation; the company may face damage to its reputation or legal liability if its clients are not satisfied with its services or products; the performance and capabilities of third parties with whom the company has commercial relationships; the company's significant pension obligations and potential requirements to make significant cash contributions to its defined benefit pension plans; the adverse effects of global economic conditions; contracts with U.S. governmental agencies may subject the company to audits, criminal penalties, sanctions and other expenses and fines; the risks of doing business internationally when more than half of the company's revenue is derived from international operations; the company's ability to access capital and credit markets to address its liquidity needs; the potential for intellectual property infringement claims to be asserted against the company or its clients; the possibility that pending litigation could affect the company's results of operations or cash flow; the business and financial risk in implementing future dispositions or acquisitions; and the company's consideration of all available information following the end of the quarter and before the filing of the Form 10-Q and the possible impact of this subsequent event information on its financial statements for the reporting period. Additional discussion of factors that could affect the company's future results is contained in its periodic filings with the Securities and Exchange Commission. The company assumes no obligation to update any forward-looking statements.

####

RELEASE NO.: 0723/9349

Unisys and other Unisys products and services mentioned herein, as well as their respective logos, are trademarks or registered trademarks of Unisys Corporation. Any other brand or product referenced herein is acknowledged to be a trademark or registered trademark of its respective holder.

                        UNISYS CORPORATION
                 CONSOLIDATED STATEMENTS OF INCOME
                            (Unaudited)
                 (Millions, except per share data)

                           Three Months          Six Months
                           Ended June 30        Ended June 30
                        ------------------   ------------------
                          2015      2014       2015      2014
                        --------  --------   --------  --------
Revenue
  Services                $661.5    $703.4 * $1,300.5  $1,385.1 *
  Technology               103.3     103.0 *    185.5     183.0 *
                        --------  --------   --------  --------
                           764.8     806.4    1,486.0   1,568.1
Costs and expenses
  Cost of revenue:
    Services               585.7     593.6 *  1,150.0   1,177.2 *
    Technology              54.8      47.6 *     94.7      92.7 *
                        --------  --------   --------  --------
                           640.5     641.2    1,244.7   1,269.9
Selling, general and
  administrative           145.4     133.6      274.2     272.1
Research and development    28.4      15.8       46.6      30.2
                        --------  --------   --------  --------
                           814.3     790.6    1,565.5   1,572.2
                        --------  --------   --------  --------
Operating (loss) profit    (49.5)     15.8      (79.5)     (4.1)

Interest expense             2.7       2.3        5.3       4.3
Other income
  (expense), net             1.4      (2.5)       6.3     (12.3)
                        --------  --------   --------  --------
(Loss) income before
  income taxes             (50.8)     11.0      (78.5)    (20.7)
Provision for income
  taxes                      5.1      19.9       18.4      35.9
                        --------  --------   --------  --------
Consolidated net loss      (55.9)     (8.9)     (96.9)    (56.6)
Net income attributable
  to noncontrolling
  interests                  2.3       3.2        4.5       6.3
                        --------  --------   --------  --------
Net loss  attributable
  to Unisys Corporation    (58.2)    (12.1)    (101.4)    (62.9)
Preferred stock dividend      -         -          -        2.7
                        --------  --------   --------  --------
Net loss attributable
  to Unisys Corporation
  common shareholders     ($58.2)   ($12.1)   ($101.4)   ($65.6)
                        ========  ========   ========  ========

Loss per common share attributable
  to Unisys Corporation
    Basic                ($ 1.17)  ($  .24)   ($ 2.03)  ($ 1.35)
                        ========  ========   ========  ========
    Diluted              ($ 1.17)  ($  .24)   ($ 2.03)  ($ 1.35)
                        ========  ========   ========  ========
Shares used in the per share
  computations (thousands):
  Basic                   49,927    50,843     49,874    48,593
  Diluted                 49,927    50,843     49,874    48,593

* Changed to conform with the 2015 presentation.

                        UNISYS CORPORATION
                          SEGMENT RESULTS
                            (Unaudited)
                             (Millions)

                                 Elimi-
                       Total     nations    Services  Technology
                      --------   --------   --------  ----------
Three Months Ended
June 30, 2015
------------------
Customer revenue        $764.8                $661.5      $103.3
Intersegment                       ($22.0)       0.1        21.9
                      --------   --------   --------    --------
Total revenue           $764.8     ($22.0)    $661.6      $125.2
                      ========   ========   ========    ========
Gross profit percent     16.3%                 15.7%       43.9%
                      ========              ========    ========
Operating profit
  (loss) percent         (6.5%)                 2.2%       15.6%
                      ========              ========    ========
Three Months Ended
June 30, 2014 *
------------------
Customer revenue        $806.4                $703.4      $103.0
Intersegment                        ($7.8)       0.1         7.7
                      --------   --------   --------    --------
Total revenue           $806.4      ($7.8)    $703.5      $110.7
                      ========   ========   ========    ========
Gross profit percent     20.5%                 16.9%       49.8%
                      ========              ========    ========
Operating profit
  percent                 2.0%                  3.6%        4.3%
                      ========              ========    ========

Six Months Ended
June 30, 2015
------------------
Customer revenue      $1,486.0              $1,300.5      $185.5
Intersegment                       ($28.7)       0.1        28.6
                      --------   --------   --------    --------
Total revenue         $1,486.0     ($28.7)  $1,300.6      $214.1
                      ========   ========   ========    ========

Gross profit percent     16.2%                 14.9%       46.3%
                      ========              ========    ========
Operating profit
  (loss) percent         (5.3%)                 0.4%       11.3%
                      ========              ========    ========
Six Months Ended
June 30, 2014 *
------------------
Customer revenue      $1,568.1              $1,385.1      $183.0
Intersegment                       ($13.9)       0.3        13.6
                      --------   --------   --------    --------
Total revenue         $1,568.1     ($13.9)  $1,385.4      $196.6
                      ========   ========   ========    ========

Gross profit percent     19.0%                 16.3%       46.1%
                      ========              ========    ========
Operating profit
  (loss) percent         (0.3%)                 2.6%       (4.7%)
                      ========              ========    ========

* Changed to conform with the 2015 presentation.

                        UNISYS CORPORATION
                    CONSOLIDATED BALANCE SHEETS
                            (Unaudited)
                            (Millions)

                                         June 30,   December 31,
                                           2015         2014
                                        ----------   ----------
Assets
Current assets
Cash and cash equivalents                   $364.8       $494.3
Accounts and notes receivable, net           517.4        619.3
Inventories
   Parts and finished equipment               26.2         22.2
   Work in process and materials              29.4         24.5
Deferred income taxes                         16.6         16.4
Prepaid expense and other
 current assets                              141.8        140.6
                                        ----------   ----------
Total                                      1,096.2      1,317.3
                                        ----------   ----------
Properties                                 1,018.5      1,059.4
Less accumulated depreciation
  and amortization                           854.0        890.7
                                        ----------   ----------
Properties, net                              164.5        168.7
                                        ----------   ----------
Outsourcing assets, net                      174.4        150.9
Marketable software, net                     144.6        144.1
Prepaid postretirement assets                 31.7         19.9
Deferred income taxes                        160.5        154.6
Goodwill                                     180.6        183.9
Other long-term assets                       211.1        209.3
                                        ----------   ----------
Total                                     $2,163.6     $2,348.7
                                        ==========   ==========
Liabilities and deficit
Current liabilities
Current maturities of long-term debt         $10.9         $1.8
Accounts payable                             233.9        262.5
Deferred revenue                             318.4        348.3
Other accrued liabilities                    355.8        385.1
                                        ----------   ----------
Total                                        919.0        997.7
                                        ----------   ----------
Long-term debt                               244.6        222.2
Long-term postretirement liabilities       2,258.1      2,369.9
Long-term deferred revenue                   110.4        119.5
Other long-term liabilities                   87.4         91.8
Commitments and contingencies
Total deficit                             (1,455.9)    (1,452.4)
                                        ----------   ----------
Total                                     $2,163.6     $2,348.7
                                        ==========   ==========

                        UNISYS CORPORATION
               CONSOLIDATED STATEMENT OF CASH FLOWS
                            (Unaudited)
                            (Millions)
                                               Six Months Ended
                                                   June 30
                                              ------------------
                                                2015       2014
                                              -------    -------
Cash flows from operating activities
Consolidated net loss                          ($96.9)    ($56.6)
Add (deduct) items to reconcile consolidated net loss
 to net cash (used for) provided by operating activities:
Foreign currency transaction loss                 0.6        6.3
Employee stock compensation                       6.2        9.3
Depreciation and amortization of properties      22.7       25.0
Depreciation and amortization of
 outsourcing assets                              26.1       29.1
Amortization of marketable software              32.9       27.0
Other non-cash operating activities               2.9        0.8
Disposals of capital assets                       5.0        0.4
Gain on sale of business                            -       (0.7)
Pension contributions                           (75.7)    (103.1)
Pension expense                                  54.3       37.4
(Increase)decrease in deferred
 income taxes, net                               (7.2)      10.5
Decrease in receivables, net                     62.3      170.6
(Increase) decrease in inventories              (10.1)       5.8
Decrease in accounts payable
 and other accrued liabilities                  (84.1)    (111.9)
Decrease in other liabilities                   (14.3)     (28.6)
Decrease in other assets                         10.9        2.1
                                              -------    -------
Net cash (used for) provided by
 operating activities                           (64.4)      23.4
                                              -------    -------
Cash flows from investing activities
 Proceeds from investments                    2,203.1    2,909.1
 Purchases of investments                    (2,174.4)  (2,899.0)
 Investment in marketable software              (33.4)     (40.3)
 Capital additions of properties                (24.7)     (29.0)
 Capital additions of outsourcing assets        (52.7)     (20.1)
 Other                                           (1.7)       1.6
                                              -------    -------
Net cash used for investing activities          (83.8)     (77.7)
                                              -------    -------
Cash flows from financing activities
 Purchases of common stock                          -      (14.0)
 Payments of long-term debt                      (0.6)         -
 Dividends paid on preferred shares                 -       (4.0)
 Proceeds from exercise of stock options          3.7        2.8
 Proceeds from issuance of long-term debt        31.8          -
 Net proceeds from short-term borrowings            -        0.1
                                              -------    -------
Net cash provided by (used for)
  financing activities                           34.9      (15.1)
                                              -------    -------
Effect of exchange rate changes on cash
 and cash equivalents                           (16.2)       3.8
                                              -------    -------

Decrease in cash and cash equivalents          (129.5)     (65.6)
Cash and cash equivalents, beginning of
 period                                         494.3      639.8
                                              -------    -------
Cash and cash equivalents, end of period       $364.8     $574.2
                                              =======    =======

                              (1)
                        UNISYS CORPORATION
  RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES
                          (Unaudited)
              (Millions, except per share data)

                              Three Months        Six Months
                              Ended June 30      Ended June 30
                            -----------------  -----------------
                              2015     2014      2015     2014
                            -------- --------  -------- --------
GAAP net loss
  attributable to Unisys Corporation
  common shareholders         ($58.2)  ($12.1)  ($101.4)  ($65.6)

Cost reduction expense,
  net of tax                    48.6      0.0      48.6      0.0

Pension expense, net of tax     25.9     17.9      53.3     37.2
                            -------- --------  -------- --------
Non-GAAP net income (loss)
  attributable to Unisys Corporation
  common shareholders           16.3      5.8       0.5    (28.4)

Add preferred stock dividend     0.0      0.0       0.0      0.0
                            -------- --------  -------- --------
Non-GAAP net income (loss)
  attributable to Unisys
  Corporation for diluted
  earnings per share           $16.3     $5.8      $0.5   ($28.4)
                            ======== ========  ======== ========
Weighted average
  shares (thousands)          49,927   50,843    49,874   48,593

Plus incremental shares from assumed conversion:
  Employee stock plans           155      260       187        0
  Preferred stock                  0        0         0        0
                            -------- --------  -------- --------
GAAP adjusted weighted
  average shares              50,082   51,103    50,061   48,593
                            ======== ========  ======== ========
Diluted earnings per share

GAAP basis
GAAP net loss
  attributable to Unisys
  Corporation for diluted
  earnings per share          ($58.2)  ($12.1)  ($101.4)  ($65.6)

Divided by adjusted weighted
  average shares              49,927   50,843    49,874   48,593
GAAP loss
  per diluted share          ($ 1.17) ($  .24)  ($ 2.03) ($ 1.35)
                            ======== ========  ======== ========
Non-GAAP basis
Non-GAAP net income (loss)
  attributable to Unisys
  Corporation for diluted
  earnings per share           $16.3     $5.8      $0.5   ($28.4)

Divided by Non-GAAP adjusted
  weighted average shares     50,082   51,103    50,061   48,593

Non-GAAP earnings (loss)
  per diluted share           $  .33   $  .11    $  .01  ($  .58)
                            ======== ========  ======== ========

                              (2)
                        UNISYS CORPORATION
  RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES
                          (Unaudited)
                           (Millions)

                              Three Months        Six Months
                              Ended June 30      Ended June 30
                            -----------------  -----------------
                              2015     2014      2015     2014
                            -------- --------  -------- --------
GAAP (loss) income
  before income taxes         ($50.8)   $11.0    ($78.5)  ($20.7)

Cost reduction expense          52.6      0.0      52.6      0.0
FAS87 pension expense           26.4     17.9      54.3     37.4
                            -------- --------  -------- --------
Non-GAAP income
  before income taxes          $28.2    $28.9     $28.4    $16.7
                            ======== ========  ======== ========

                              (3)
                      UNISYS CORPORATION
               RECONCILIATION OF GAAP TO NON-GAAP
                          (Unaudited)
                           (Millions)

EBITDA
------
                              Three Months        Six Months
                              Ended June 30      Ended June 30
                            -----------------  -----------------
                              2015     2014      2015     2014
                            -------- --------  -------- --------
Net loss attributable to
  Unisys Corporation
  common shareholders         ($58.2)  ($12.1)  ($101.4)  ($65.6)
Preferred stock dividend          -        -         -       2.7
Net income attributable to
  noncontrolling interests       2.3      3.2       4.5      6.3
Non-cash share-based expense     1.8      2.1       6.2      9.3
Other (income) expense, net     (1.4)     2.5      (6.3)    12.3
Interest expense                 2.7      2.3       5.3      4.3
Provision for income taxes       5.1     19.9      18.4     35.9
Depreciation                    24.4     28.8      48.8     54.1
Amortization                    16.6     12.3      32.9     27.0
                            -------- --------  -------- --------
  EBITDA                       ($6.7)   $59.0      $8.4    $86.3
                            ======== ========  ======== ========
Pension expense                 26.4     17.9      54.3     37.4
Cost reduction charges          52.6       -       52.6       -
                            -------- --------  -------- --------
  Adjusted EBITDA              $72.3    $76.9    $115.3   $123.7
                            ======== ========  ======== ========